                                                                    EXHIBIT 99.1

[THE HARTFORD LOGO]                      NEWS RELEASE
                                            Hartford Plaza - Hartford, CT 06115
Date:         May 12, 2003
For Release:  Upon Receipt

Contact:      Media                                  Investors
              Joyce Willis                           Hans Miller
              860/547-4951                           860/547-2751
              jwillis@thehartford.com                hmiller@thehartford.com


              Cynthia Michener                       Mike Lesperance
              860/547-5624                           860/547-6781
              cynthia.michener@thehartford.com       michael.lesperance@thehartford.com


            THE HARTFORD ANNOUNCES ASBESTOS RESULTS AND CAPITAL PLAN

HARTFORD, CONN. - The Hartford Financial Services Group, Inc. (NYSE: HIG) today announced the completion of its ground-up study of asbestos-related exposures and a significant strengthening of its asbestos reserves. The company also announced a series of actions and plans to strengthen its capital base, enhance earnings and advance its competitive position.

      The Hartford's actions include:

      -     Strengthening its asbestos reserves by net $2.6 billion;

      - Recording a $1.7 billion (after-tax) charge to first-quarter earnings;

      -     Raising $1.85 billion in capital;

      -     Exiting the property-casualty assumed reinsurance market;

      -     Voluntarily funding $300 million to its employee pension plan; and

      - Reducing the cost of operations to increase after-tax earnings by approximately $130 million in 2004.

"The approach we are announcing today is comprehensive. Our actions on asbestos, capital and cost will strengthen our business and put us in a very strong position for continued growth and profitability," said Ramani Ayer, The Hartford's chairman and CEO.

                                   -- more --

      THE HARTFORD/2

      ASBESTOS RESERVE STUDY

      "Our study was very thorough," said Ayer. "It covered the full range of issues concerning the impact of asbestos coverage on our company. We believe the resulting reserve increase will put this issue behind us."

      The Hartford's asbestos reserve study, the methodology of which was reviewed by an internationally recognized actuarial consulting firm, examined all 990 of The Hartford's open direct U.S. accounts. In addition, the study reviewed both open and closed accounts, including settlement agreements, for potential non-products exposure. Every account identified as having potential non-products exposure was given a full, ground-up exposure analysis.

      The Hartford's study analyzed the insured's total, ultimate exposure to asbestos liability independently from its insurance coverage. Ayer noted that this independent analysis is a distinctive feature of The Hartford's method. The company's evaluations were independent of any past payment and reserving approaches to the insured, resulting in an unbiased projection of the insured's ultimate asbestos exposure and its impact on The Hartford's coverage.

      The company also used its knowledge of its direct book to analyze its assumed reinsurance based on the underlying insured's ultimate exposure. "This allowed us to reserve our asbestos exposure on this book more accurately, without relying on our reinsureds' notification of claims to us," Ayer explained.

      "Our ground-up study was conducted against the backdrop of a rapidly deteriorating asbestos legal environment," Ayer said. "The industry has seen a surge in bankruptcies in the past year, especially aggressive pre-packaged bankruptcies, which have increased exposure to bankrupt insureds and put extraordinary pressure on solvent asbestos defendants. The result is increased insurance industry exposure to asbestos insureds both in bankruptcy and in the tort system. In particular, exposures extend to higher layers of excess insurance than we would have anticipated even a few months ago." These recent developments were considered in The Hartford's study, Ayer noted. For purposes of the study, however, the company did not assume the current legislative and judicial environment would improve. The study team used consistently conservative assumptions.


                                   -- more --

      THE HARTFORD/3

      The Hartford increased its gross reserves by $3.91 billion, resulting in total gross reserves of $5.90 billion as of March 31, 2003. Net of reinsurance, asbestos reserves increased by $2.57 billion, resulting in a net reserve of $3.69 billion as of March 31, 2003.

       "We believe our strengthened asbestos reserves are very conservative," Ayer noted. "Our three-year net survival ratio has increased substantially -- from 12.4 to 37.2."

      CAPITAL AND COST PLAN

      "We will promptly replace lost surplus consumed by our asbestos reserve increase," Ayer added, "but we are doing more than addressing the asbestos issue today. We are changing our capital management strategy, refining our business mix and improving our cost structure."

      As part of a comprehensive plan to maintain and enhance its capital strength, The Hartford plans to issue $1.6 billion of equity and equity-linked securities and $250 million of debt securities. To enhance capital further, the plan also includes the sale of certain higher-risk investment asset classes (equities and certain limited partnerships) and the realization of a small percentage of the company's unrealized capital gains.

      The Hartford also today announced its plan to exit the assumed property-casualty reinsurance business. "While the HartRe team has done a tremendous job of restoring the returns in our current reinsurance book, we are a small player in this business and our scale does not justify the capital investment required to compete effectively," said Ayer. "We are in advanced negotiations with an interested party for the possible sale of most of this business. Regardless of whether a transaction is completed, we will be exiting this market and concentrating on our core businesses."

      The company expects to complete the majority of the steps in its capital plan, including raising the external capital, by the end of the second quarter.


                                   -- more --

      THE HARTFORD/4

      In addition, the company announced that it will reduce costs. The cost reduction program is expected to increase after-tax earnings by approximately $50 million in 2003 and $130 million in 2004. One thousand five hundred positions will be immediately affected. Eight hundred and fifty employees will lose their jobs by the end of the quarter. Six hundred and fifty vacant positions have also been eliminated. These actions are targeted at overhead, not field operations. The cuts will come primarily from the property-casualty businesses and, to a lesser extent, from the consolidation of some corporate services. In addition to severance, employees affected by the job cuts will receive assistance with career transition. The Hartford currently has 29,000 employees.

      "These reductions are painful, but necessary," said Ayer. "We recognize the impact of these steps on many who have contributed to our company. We will make every effort to help them with their career transition.

      "The actions we have announced today put us on a path to grow consistently and profitably in the coming years. Our core businesses in property-casualty and life will maintain and increase their scale and leading market positions, enhancing value for shareholders and providing a strong future for The Hartford," Ayer concluded.

      The Hartford's asbestos reserve study and capital plan presentation can be found on the company's Web site, www.thehartford.com/ir/index.html. A conference call will take place today at 8:30 a.m. The conference call will be simultaneously webcast at www.thehartford.com/ir/index.html.

      The Hartford (NYSE: HIG) is one of the nation's largest investment and insurance companies. As of March 31, 2003, The Hartford had assets of $188.7 billion and stockholders' equity of $9.4 billion. The company is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property and casualty insurance.

                                   -- more --

      THE HARTFORD/5



Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about the adequacy of our asbestos reserves, our capital raising plans and our future results of operations. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. In particular, the adequacy of our asbestos reserves is subject to a number of potential adverse developments including, among others, the development of novel legal claims by asbestos plaintiffs and the effect of bankruptcies of asbestos defendants on claim development and severity. Our capital raising plans are subject to volatile capital markets.

Other important risks and uncertainties include the difficulty in predicting our potential exposure for asbestos and environmental claims and related litigation, in particular, significant uncertainty with regard to the outcome of our current dispute with Mac Arthur Company and its subsidiary, Western MacArthur Company; the uncertain nature of damage theories and loss amounts and the development of additional facts related to the September 11, 2001 terrorist attack; the uncertain impact on us of various tax reduction proposals being considered by Congress that relate to the lowering of the capital gains rate and the application of that rate to dividend distributions; the response of reinsurance companies under reinsurance contracts, the impact of increasing reinsurance rates, and the availability and adequacy of reinsurance to protect us against losses; the possibility of more unfavorable loss experience than anticipated; the possibility of general economic and business conditions that are less favorable than anticipated; the incidence and severity of catastrophes, both natural and man-made; the effect of changes in interest rates, the stock markets or other financial markets; stronger than anticipated competitive activity; unfavorable legislative, regulatory or judicial developments; our ability to distribute our products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; the effect of assessments and other surcharges for guaranty funds and second-injury funds and other mandatory pooling arrangements; a downgrade in our claims-paying, financial strength or credit ratings; the ability of our subsidiaries to pay dividends to us; and others discussed in our 2002 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

                                      # # #

[THE HARTFORD LOGO]

                                 ASBESTOS STUDY
                                   AT A GLANCE

BY THE NUMBERS:

- The Hartford has strengthened its gross asbestos reserves by $3.91 billion to $5.90 billion.

- Net reserves after reinsurance were increased by $2.57 billion to $3.69 billion.

-     After tax, the charge to first quarter earnings is $1.7 billion.

- The Hartford's three-year net survival ratio is now 37.2, up from 12.4 before the study.

WHAT WAS REVIEWED:

-     All 990 open direct U.S. accounts were reviewed.

-     Accounts with the potential for non-products exposure.

-     Assumed and ceded reinsurance.

UNIQUE DRIVERS OF THE HARTFORD'S RESULTS:

- Evaluation of our insureds' ultimate asbestos exposure independently, without bias as to whether The Hartford's policies would cover the exposure. A second study team then determined The Hartford's portion of that exposure.

- Conservative review of open and closed accounts for potential non-products exposure.

- Ground-up methodology applied to assumed reinsurance utilizing our extensive knowledge of the underlying direct accounts, which allowed us to more accurately reserve our asbestos exposure without relying on our reinsured's notification of claims to us. Plus, a thorough review of our ceded reinsurance, which factored in commutations, settlement agreements and current and future potential insolvencies.

- Significantly reserving for excess coverage beyond the industry norm. Our assessments reach materially higher into levels of excess coverages (both sold directly and assumed through reinsurance) than any insurer would have previously believed possible six to 12 months ago due to the substantial acceleration in new asbestos claims, particularly those of unimpaired claimants, and bankruptcy proceedings.

                                       ###